EXHIBIT (a)(1)(Q)

Subject:        Notification of Extension of Offer To Exchange Program
To:               All Employees

Please be advised that we are extending the offer to exchange outstanding options of Common Stock, which commenced on June 2, 2003 and was scheduled to expire at 5:00 p.m. Eastern Daylight Savings Time on July 1, 2003 (the “Offer”). The new Expiration Date is 5:00 p.m. Eastern Daylight Savings Time on July 3, 2003. The new Replacement Grant Date is currently expected to be January 5, 2003. All other terms and conditions of the Offer will remain the same, INCLUDING THE PROCEDURES FOR SUBMITTING ELECTION FORMS AND WITHDRAWAL FORMS TO STOCK ADMINISTRATION, AS DESCRIBED IN THE OFFER MATERIALS WE PREVIOUSLY DISTRIBUTED.

Prior to June 30, 2003, options to purchase approximately 4,482,129 shares of our Common Stock (representing options to purchase approximately 65.7% of the total amount of our Common Stock subject to outstanding options that are eligible for exchange) were validly tendered and have not been withdrawn.

IF YOU HAVE ALREADY SUBMITTED AN ELECTION FORM, YOU DO NOT NEED TO SUBMIT A NEW FORM DUE TO THE EXTENSION OF THE OFFER UNLESS YOU WOULD LIKE TO EITHER (1) WITHDRAW OR (2) MAKE A CHANGE TO AN ELECTION FORM YOU HAVE ALREADY SUBMITTED.

IF YOU HAVE ALREADY SUBMITTED A WITHDRAWAL FORM, YOU DO NOT NEED TO SUBMIT A NEW FORM DUE TO THE EXTENSION OF THE OFFER UNLESS YOU WOULD LIKE TO PARTICIPATE IN THE OFFER BY SUBMITTING AN ELECTION FORM.

Note that if you received an e-mail from Stock Administration notifying you of an irregularity in your Election or Withdrawal Form, you will now have until 5:00 p.m. Eastern Daylight Savings Time on July 3, 2003, to fix such irregularity by submitting a new Election or Withdrawal Form to Stock Administration in accordance with the procedures described in the Offer materials.

More Information

We encourage you to review the full text of the Offer materials, including the Questions & Answers attached to the document entitled “Offer to Exchange Outstanding Options to Purchase Common Stock.”   The Offer materials can be found on the Stock Administration Web Site at http://skylink/dept/hr/to_03.asp.  If you have questions that you think these materials do not cover, please submit them via email to stockadmin@skyworksinc.com or contact Stock Administration at (781) 376-3260.